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                                  EXHIBIT 5.1
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                               STUZIN AND CAMNER
                            PROFESSIONAL ASSOCIATION
                                   25TH FLOOR
                              1221 BRICKELL AVENUE
                           MIAMI, FLORIDA 33131-3258
                                 (305) 577-0600


                                October 1, 1996



BankUnited Financial Corporation
255 Alhambra Circle
Coral Gables, Florida 33134

Ladies and Gentlemen:

  We are acting as your counsel with regard to the issuance by BankUnited Financial Corporation (the "Company") of shares of its Series I Class A Common Stock, $.01 par value (the "Class A Common Stock") and 8% Noncumulative Convertible Preferred Stock, Series 1996 (the "Preferred Stock, Series 1996"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 30, 1996. The Class A Common Stock and the Preferred Stock, Series 1996 will be issued and exchanged pursuant to the Agreement and Plan of Merger dated July 15, 1996 between the Company and Suncoast Savings and Loan Association, FSA which is described in the Registration Statement.

  We are familiar with the relevant documents and materials used in preparing the Registration Statement. Based on our review of such relevant documents and materials, and of such other documents and materials as we have deemed necessary and appropriate, we are of the following opinion:

         The Class A Common Stock and the Preferred Stock, Series 1996 when issued and exchanged pursuant to the Agreement and Plan of Merger dated July 15, 1996 between the Company and Suncoast Savings and Loan Association, FSA in the manner described in the Registration Statement will be legally issued, fully paid and non-assessable.

                                        Very truly yours,

                                        STUZIN AND CAMNER,
                                         PROFESSIONAL ASSOCIATION